Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 24th day of July, 2015 by and between FalconStor Software, Inc., a Delaware corporation (the “Company” or “FalconStor”), and Gary Quinn (the “Employee”), whose address is 2 Pheasant Run, Old Field, NY 11733.
WHEREAS, the Company desires to continue to employ Employee and to enter into a further agreement embodying the terms of such employment; and
WHEREAS, the Employee desires to accept continued employment with the Company as its President and CEO, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.Definitions.
As used in this Agreement, the following terms will have the following meanings:
(a)    Board. “Board” or “Board of Directors” means the Board of Directors of Company.
(b)    Cause. “Cause” means the occurrence of either of the following:
(i)    Willful misconduct or gross neglect in carrying out the duties of President or Chief Executive Officer, provided that no action or inaction is “willful” unless done or omitted in bad faith by the Employee or without the reasonable belief of the Employee that the action or omission was not adverse to the best interests of the Company, or
(ii)    The conviction of the Employee (or the entering by the Employee of a plea of guilty or nolo contendere) to A) any felony involving dishonesty, moral turpitude or violence, (B) any second felony during the Term of any kind, (C) any misdemeanor involving moral turpitude, or (D) any crime involving the Company or its property, or
(iii)    A breach of Sections 6(b), (c) or (e) of this Agreement.
(c)    “Change of Control” means and includes each and any of the following:
(i)    An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of (1) the then-outstanding shares of common stock of the Company (or any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged) (the “Shares”) or (2) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii)    The individuals who, as of the Effective Date, are members of the board of directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the board of directors of the Company or, following a Merger (as hereinafter defined), the board of directors of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or
(iii)    The consummation of:
(i)    A merger, consolidation or reorganization (1) with or into the Company or (2) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:
(A)    the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(B)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
(C)    no Person other than (1) the Company, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(ii)    A complete liquidation or dissolution of the Company; or
(iii)    The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity, (y) a transfer under conditions that would constitute a Non-Control Transaction, with the disposition of assets being regarded as a Merger for this purpose or (z) the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such

Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
(d)    Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.
(e)    Disability. For purposes of this Agreement, “Disability” means, as a result of a physical or mental injury or illness, Employee is unable to perform the essential functions of Employee’s job with reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred and twenty (120) days in any twelve (12) month period. Any question as to the existence of a Disability to which the Employee and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third who shall make such determination in writing. This written determination of Disability will be final and conclusive for all purposes under this Agreement.
(f)    Good Reason. “Good Reason” means the occurrence of any of the following events or conditions without Employee’s prior written consent:
(i)    a material diminution in Employee’s title, position or reporting responsibility;
(ii)    a material diminution in Employee’s authority, duties or responsibilities;
(iii)    a material diminution in Employee’s total available compensation, rather than any of the parts individually;
(iv)    failure of the Board or the relevant committee thereof to nominate the Employee for election as a member of the Board of Directors of the Company whenever his term as such a member shall expire;
(v)    a material change in the geographic location at which Employee must perform services for the Company (and the Company and Employee hereby agree that any involuntary relocation of Employee’s principal place of business to a location outside of the New York metropolitan area would constitute a material change);
(vi)    the inability of the Company to maintain a minimum of two million dollars ($2,000,000) of Directors & Officers Insurance; or
(vii)    any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Employee under this Agreement.
Employee must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Employee’s prior written consent within fifteen (15) days after the Employee has received knowledge of the occurrence of such event. The Company or any successor or affiliate will have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event or condition from Employee. Any voluntary termination of Employee’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is five (5) days following the initial occurrence of such event or condition which occurred without Employee’s prior written consent.
2.    Services to Be Rendered.
(a)    Duties and Responsibilities. Employee shall serve as President and Chief Executive Officer of the Company, commencing on July 24, 2015. Employee shall report directly to the Board of Directors and its committees. Employee shall perform those duties and have such authority and powers as are customarily associated with the office of a Chief Executive Officer of a company engaged in a business similar to the business of the Company. The Company shall elect Employee, and Employee hereby consents to serve as a director of Company, without any additional salary or compensation. Employee’s primary place of work shall be the Company’s principal place of business in Melville, New York, or such other location as directed by the Board (but not in violation of Section 1(f)(v) of this Agreement).
(b)    Exclusive Services. Employee shall at all times faithfully, diligently, and to the best of his ability, perform the lawful duties that may be assigned to Employee hereunder and, except during vacation periods or absences due to temporary illnesses, shall devote substantially all of his productive time and efforts to the performance of such duties. In no case will Employee be requested or directed to perform any act that is in violation of applicable law. Subject to the terms of Section 9 of this Agreement, this shall not preclude Employee from (i) devoting reasonable time to personal and family investments, (ii) serving on non-profit and corporate boards and committees, (iii) participating in industry associations, and (iv) delivering lectures, fulfilling speaking engagements, or teaching at educational institutions, provided such activities do not interfere with his duties to the Company, or do not present a conflict of interest with respect to the Company’s products or services, as determined in good faith by the Board of Directors.
3.    Term. Subject to Section 5 hereof, this Agreement will automatically renew every twelve (12) months (the “Term”), unless either party gives notice to the other party that it will not renew the agreement at least sixty (60) days prior to the end of the Term.
4.    Compensation and Benefits.
The Company shall pay or provide, as the case may be, to Employee the compensation and other benefits and rights set forth in this Section 4.
(a)    Base Salary. The Company shall pay Employee a base salary during each year of this Agreement of $475,000 per year in cash (the “Base Salary”), payable at such intervals as the Company pays employee salaries generally, with annual evaluations of the Employee’s Base Salary based upon the Employee’s performance and other criteria as determined by the Compensation Committee of the Board of Directors.
(b)    Bonus. If, during the Term, the Company institutes a bonus plan for senior executives, the Employee shall be entitled to participate in such plan.
(c)    Benefits. Employee is entitled to participate in and receive benefits under all the Company’s benefit plans and arrangements, including, without limitation, group disability, life insurance, health insurance, and retirement and pension plans, and any employee benefit plan or arrangement made available in the future by the Company to any of its senior Employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
(d)    Expenses. The Company shall reimburse Employee for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, provided such expenses conform to any travel and expense plan adopted by the Company during the Term that is applicable to all United States employees of the Company, including but not limited to (i) annual memberships in business organizations and associations, subject to Employee furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.
(e)    Vacation. The Company shall provide Employee with paid vacation in accordance with the Company’s policies.
(f)    Restricted Stock. The Compensation Committee shall grant Employee at its first meeting following July 24, 2015 500,000 restricted shares of the Company’s common stock (the “Restricted Shares”), pursuant to the 2006 Plan. The Restricted Shares will vest and the restrictions thereon will lapse as follows (1) fifty percent (50%) when the closing trading price of the Company’s Common Stock on its principal trading market is at or greater than the amount set forth in Schedule A for ninety (90) consecutive trading days; and (2) one hundred percent (100%) when the closing trading price of the Company’s Common Stock on its principal trading market is at or greater than the amount set forth in Schedule A for ninety (90) consecutive trading days . In the event of a Change of Control, as defined under Section 1(c) of this Agreement, during the term of the Employee’s employment with Company, or Termination without Cause or for Good Reason all of Employee’s unvested Restricted Shares shall automatically vest on the date of such Change of Control or Termination without cause or for Good Reason. If, at any time after any portion of the Restricted Shares has vested, the Restricted Shares are not registered with the Securities and Exchange Commission, the Employee shall be entitled to “piggy-back” registration rights on all registrations of the Company.
(g)    Provisions Applicable to Reimbursements. To the extent that any payments or reimbursements provided to Employee under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Employee promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.
(h)    Taxes. Employee acknowledges that Employee has sole responsibility for the payment of all federal, state and local taxes, if any, on all compensation and benefits.
5.    Termination; Notice to Executive; Consequences of Termination.
(a)    Notwithstanding any provision of this Agreement to the contrary, the employment of the Executive hereunder will terminate on the date of the first of the following to occur (the “Termination Date”):
(i)    the date of the Executive’s death;
(ii)    the date on which the Employee receives the written determination of the independent physician and the Company’s notice of termination on account of Disability;
(iii)    the date on which the Company gives the Employee written notice of termination for Cause;
(iv)    ten (10) days after the date on which the Company gives the Employee written notice of termination without Cause;
(v)    five (5) days after the Employee gives written notice of his resignation from the Company for Good Reason (i.e., following the applicable cure period);
(vi)    the date on which the Employee gives written notice of his resignation without Good Reason;
(vii)    the non-renewal of the Agreement.
(b)    In lieu of any other remedies available to the Employee, and in exchange for a written general release of the Company and its employees, officers and directors, Employee shall be entitled to receive the following payments and benefits upon termination of employment:
(viii)    Termination without Cause or for Good Reason. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, the Company shall provide Employee:
(A)    his fully earned but unpaid Base Salary, when due, through the Termination Date at the rate then in effect, plus all other amounts which Employee earned and accrued under any compensation plan of the Company at the time of termination;

(B)    a lump sum cash payment equal to: twelve (12) months of the Employee’s annual Base Salary, up to a maximum of $475,000, payable within fifteen (15) days following the Termination Date, plus, in addition, if the Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason prior to July 24, 2016, the Employee shall be entitled to be paid his full Base Salary through July 24, 2016;
(C)    a pro rata portion of any Bonus earned and payable; and
(D)    as permitted by law, the Company shall pay all COBRA benefits through July 24, 2017, then subsequently, the Employee shall have the right to COBRA benefits, at Employer’s cost.
provided, however, the Employee will not be entitled to receive any payments or benefits under this Section 5(b)(i) if the Employee has received the Change of Control Severance Benefits payments from the Company under the plan in effect as of the date of this Agreement (the 2005 Amended and Restated Key Executive Severance and Protection Plan, amended as of April 1, 2014).
(ix)    Termination as a result of Death. If Employee's employment is terminated as a result of death, the Company shall provide Employee’s estate his fully earned but unpaid Base Salary, when due, through the Termination Date at the rate then in effect, plus all other amounts which Employee earned and accrued under any compensation plan of the Company at the Termination Date.
(x)    Termination for Cause or Voluntary Resignation without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason, except as otherwise set forth in this Agreement, the Company shall not have any other or further obligations to Employee under this Agreement (including any financial obligations), except that the Company shall pay Employee (i) Employee’s fully earned but unpaid Base Salary, through the Termination Date at the rate then in effect, and (ii) all other amounts or benefits earned and accrued by Employee under any compensation, retirement or benefit plan of the Company at the Termination Date in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or other applicable law, such benefits continuation to be at Employee’s cost.
(xi)    Termination Due to Expiration of Agreement. If the Term of this agreement expires and the parties do not enter into a subsequent agreement extending Employee’s employment as President and Chief Executive Officer, the Company shall provide Employee:
(A)    his fully earned but unpaid Base Salary, when due, through the Termination Date at the rate then in effect, plus all other amounts which Employee earned and accrued under any compensation plan of the Company at the time of termination; and
(B)    the right to COBRA benefits, at Employee’s cost;

(c)    Delay of Payments. Notwithstanding anything herein to the contrary, to the extent any payments to Employee, or his estate pursuant to Section 5 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Employee’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if at the time of Employee’s Separation from Service Employee is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following Employee’s Separation from Service (or such earlier date as is permitted under Section 409A of the Code); provided, however, that the Company shall use its reasonable efforts to minimize such deferral and the dollar amount of payments or benefits so impacted.
6.    Certain Covenants.
(a)    Return of Company Property    The Employee agrees that following the termination of his employment for any reason, he will return all property of the Company which is then in or thereafter comes into the Employee’s possession, including, but not limited to, mobile equipment, documents, contracts, agreements, plans, photographs, books, notes, data stored electronically on tapes, computer disks or in any other manner and all copies of the foregoing as well as any other materials or equipment supplied by the Company to the Employee.
(b)    Confidentiality.
(i)    The Employee acknowledges that he has already had access to the Confidential Information (as hereinafter defined) of the Company, and that he will come into possession of additional Confidential Information in connection with his employment as President and Chief Executive Officer. The Employee will treat and hold as confidential all of the Confidential Information of the Company and refrain from disclosing or using any of the Confidential Information of the Company except in connection with his employment, and except as otherwise required hereunder or as may be required by law. If, in the absence of a protective order or the receipt of a waiver hereunder, the Employee is compelled to disclose any Confidential Information under any court order, the Employee may disclose the Confidential Information; provided, however, that the Employee will use his best efforts to obtain, at the request and expense of Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company will designate.
(ii)    In the event of any breach by the Employee of any provision of Section 6(b) herein, the Company will be entitled to injunctive or other equitable relief, restraining the Employee from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of the Employee under Section 6(b). Such relief will be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. The provisions set forth in Section 6(b) will survive the termination of this Agreement.
(iii)    For purposes of this Agreement, “Confidential Information” means with respect to the Company any and all confidential or proprietary information and trade secrets of the Company including all information of any nature and in any form which at the time or times concerned is not in the public domain (other than because of illegal or unauthorized disclosure) and which relates to any one or more of the aspects of the Company’s business (including, but not limited to, the assets of the Company), and accounts, pricing policies, customer lists, referral lists, supplier lists, computer software and hardware, or any other materials relating to the Company's business or Company's customers or any trade secrets or Confidential Information, including, without limitation, any business or operational methods, know-how, marketing plans or strategies, business acquisition plans, financial or other performance data, personnel and other policies of Company, whether generated by the Employee or by any other person.
(c)    Non-Competition.
(i)    During the Agreement, and for One (1) year thereafter, unless the Employee is terminated without Cause or resigns for Good Reason, the Employee will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any entity (other than passive stockholdings of less than two (2%) per cent of the outstanding equity of an entity whose securities are registered under the Securities Act of 1933, as amended), engage in any business activity which is in competition with the Company. For purposes of this Agreement, a business activity is in competition with the Company if in any manner involves the development and/or marketing of computer hardware and/or software for data protection or storage management.

(ii)    The Employee acknowledges that a breach or threatened breach of the provisions contained in this Section 6(c) will cause the Company irreparable injury. The Employee therefore agrees that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Employee from any such violation or threatened violations.
(d)    Ability to Enter into Agreement. The Employee represents and warrants that his services for the Company and the execution and delivery of this Agreement and compliance with all the terms of this Agreement does not and will not breach any written or oral agreement he has entered into relating to intellectual property, non-competition, non-solicitation, or that would otherwise prohibit or restrict in any way the Employee’s obligations under this Agreement. The Employee has not and will not enter into any written or oral agreement in conflict with this Agreement.
(e)    Inventions. With respect to Inventions (including but not limited to software) made or conceived by the Employee, whether or not during the hours of his employment or with the use of the Company's facilities, materials or personnel, either solely or jointly with others during the Employee’s employment by the Company:
(i) The Employee shall inform the Company promptly and fully of such Inventions by written report, setting forth in detail the procedures employed and the results achieved. A report shall be submitted by the Employee upon completion of any studies or research projects undertaken on the Company's behalf whether or not in the Employee's opinion a given project has resulted in an Invention.
(ii) The Employee shall apply, at the Company's request and expense, for the United States and/or foreign letters patent or other registrations either in the Employee's name or otherwise, as the Company shall desire.
(iii) The Employee hereby assigns and agrees to assign to the Company all of his right and interest to any and all such Inventions and to make applications for United States and/or foreign letters patent or other registrations granted upon such Invention.
(iv) The Employee shall acknowledge and deliver promptly to the Company, without charge to the Company, but at its expense, such written instruments and do such other acts in support of his inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent or other registration and to vest the entire right in such Inventions, patents and patent applications in the Company. The Employee agrees that if the Company is unable because of the Employee’s mental or physical incapacity or unavailability or for any other reason to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company as above, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by the Employee. The Employee hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which the Employee now or hereafter may have for infringement of any and all proprietary rights assigned to the Company.
(v) The Company shall also have the royalty‑free right to use in its business, and to make, use, and sell products and/or services derived from any Inventions, discoveries, concepts and ideas, whether or not patentable, including, but not limited to applications, methods, formulas and techniques, as well as improvements or know‑how, whether or not within the scope of Inventions, but which are obtained, created or made by the Employee during the Employment Period, without payment of any additional compensation to the Employee.
(vi) For the purposes of this Employment Agreement, "Inventions" means discoveries, concepts and ideas, whether patentable or not, including but not limited to processes, methods, formulas and techniques as well as improvements or know‑how.

(f)    It is the desire and intent of the parties that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 6 shall be adjudicated to be invalid or unenforceable, such provision of this Section 6 shall be deemed amended to delete from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provisions of this Section 6 in the particular jurisdiction in which such adjudication is made and, further, only to the extent required in order for this Section 6 to be enforceable.
(g)    If the Company institutes a proceeding to the enforce its rights under this Section 6, and it is finally determined, following the exhaustion of any or all appeals, that the Employee did not violate the terms of this Section 6, then the Company shall reimburse the Employee for his reasonable attorney’s fees and costs for the cost of the Employee’s successful defense.
7.    Indemnification. The Company will indemnify the Employee to the extent set forth in the Company’s charter and by-laws and by applicable law.
8.    Entire Agreement; Amendment; Waiver; and Pre-emption. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter thereof and merges and supersedes all prior understandings or agreements between the parties. This Agreement may not be amended, changed or modified absent a writing signed by both parties or, with respect to a waiver, signed by the party to be charged. This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties hereto. The Company’s failure to enforce any provision of this Agreement will not constitute a waiver of its right to enforce such provision. In the event of any conflict between the terms of this Agreement and the terms of any other employment related plan or agreement, including but not limited to the Option Agreement, the terms of this Agreement will prevail.
9.    Assignment. Except as expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any party hereto without the express written consent of the other party hereto, provided, however, that no consent will be required for the assignment to any successor to all or substantially all of the Company’s assets or business (whether by purchase, merger, consolidation or otherwise).
10.    Severability. If any of the covenants or other provisions in this Agreement is hereafter construed to be invalid or unenforceable, it is the intention of the parties that the same will not affect the remainder of the covenant or covenants or other provisions, which will be given full effect without regard to the invalid portions. It is the intention of the parties that this Agreement be enforced to the fullest extent permitted by law. Accordingly, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the scope of such covenant or provision, it is the intention of the parties that the Court will modify such a provision to render its scope legal and enforceable to the maximum extent permitted by law and, in its modified form, such provision will then be enforceable and will be enforced.
11.    Section 409A Compliance.    This Agreement is intended to comply with Internal Revenue Code Section 409A and final Treasury regulations.
12.    Notices. All notices provided for in this Agreement will be in writing signed by the party giving such notice sent by (i) registered or certified mail, return receipt requested, (ii) any prepaid overnight courier delivery service then in general us, (iii) hand or (iv) facsimile transmission or similar means of communication if such transmission of such notice is confirmed immediately by any of the other means set forth above, as follows:

If to the Company:	c/o FalconStor Software, Inc.
2 Quadrangle, Suite 2S01
Melville, New York 11747
Attention: Chief Financial Officer

If to the Employee:	Gary Quinn
2 Pheasant Run
Old Field, NY 11733

or at such other address as will be indicated to either party in writing. Notice of change of address will be effective only upon receipt. A notice provided in the manner required herein will be deemed given : (i) if delivered personally, upon delivery; (ii) if sent by overnight courier, on the first business day after it is sent; (iii) if mailed, three business days after mailing; and (iv) if sent by fax, upon actual receipt of the fax or confirmation thereof (whichever is first).

13.    Governing Law; Jurisdiction. This Agreement will be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. Each party agrees that any action or proceedings relating to this Agreement seeking injunctive relief or enforcement of an arbitration award may be instituted against such party in any appropriate court in the State of New York and hereby irrevocably submits to the jurisdiction of the State and Federal courts of the State of New York located in New York, Nassau or Suffolk counties and waives any claim of forum non conveniens with respect thereto.
14.    Descriptive Headings. The Section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
15.    Counterparts. This Agreement may be executed in one or more counterparts, which, together, will constitute one and the same agreement.

SIGNATURE PAGE FOLLOWS

EMPLOYMENT AGREEMENT
SIGNATURE PAGE
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

FALCONSTOR SOFTWARE, INC.

By:	/s/ Eli Oxenhorn
Eli Oxenhorn
Chairman of the Board of Directors

/s/ Gary Quinn
Gary Quinn